Filed in the Office of	Business Number E0542562009-4
Barbara K. Cegavske	Filing Number 20200523393
Secretary of State State Of Nevada	Filed On 3/4/2020 3:04:00 PM
	Number of Pages 3

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Empire Post Media, Inc. (Entity #E0542562009-4)

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The Company has approved for designation 1,000,000 shares of Series "A' Preferred Stock (Par Value $0.001). The holders of the Series "A" Preferred Stock are entitled to vote on all matters voted on by the Company's common shareholders, including the election of officers and directors, on the basis of one (1) share of "A" Class Preferred Stock held votes five hundred (500) shares of Common Stock.

(See the attached two page "Addendum" for the full langauage of the designated voting powers, designations, preferences, limitations, restrictions and relative rights of the Series "A" Preferred Stock).

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature]
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

EMPIRE POST MEDIA, INC.
(NV ENTITY #: E0542562009-4)

CERTIFICATE OF DESIGNATION FOR NEVADA PROFIT CORPORATIONS
(Pursuant to NRS 78.1955)

ADDENDUM TO PART #2

The Board of Directors of **EMPIRE POST MEDIA, INC.** (the "Company"), a Nevada corporation, by unanimous written consent approved the terms and conditions of the Series "A" Preferred Stock on February 27, 2020 along with the approval to file of this "Certificate of Designation" with the NVSOS. This is an addendum to part 2 of the "Certificate of Designation" to be filed by the Company on or about February 27, 2020, with the Nevada Secretary of State, Corporations Division (the "NVSOS") for the designation of 1,000,000 shares of Preferred Stock to be referred to as Series "A" Preferred Stock.

#2 continued from NVSOS "Certificate of Designation" Form (EMPIRE POST MEDIA, INC.):

SECTION 1 - DESIGNATION AND AMOUNT - The shares of such series shall have $0.001 par value per share and shall be designated as Series "A" Preferred Stock (the "Series "A" Preferred Stock") and the number of shares authorized constituting the Series "A" Preferred Stock shall be One Million (1,000,000) shares.

SECTION 2 – RANK - Except for the voting rights specifically granted herein, which shall have priority over all other future outstanding shares of preferred stock issued by the Corporation, the Series "A" Preferred Stock shall rank senior only to any other class or series of designated and outstanding Preferred Shares of the Corporation.

SECTION 3 – DIVIDENDS - The Series "A" Preferred Stock shall bear no dividend.

SECTION 4 – LIQUIDATION PREFERENCE – The Series "A" Preferred Stock shall have no liquidation preferences with regards to any event including, but not limited to, a liquidation, dissolution, or winding up of the Corporation's operations, either voluntarily or involuntarily.

SECTION 5 – REDEMPTION BY CORPORATION - The Corporation does not have any rights to redemption with regards to the Series "A" Preferred Stock.

SECTION 6 - COMMON STOCK VOTING RIGHTS - The Record Holders of the Series "A" Preferred Stock shall have the right to vote on any matter with the holders of the Common Stock of the Corporation voting together as one (1) class. The record Holders of the Series "A" Preferred Stock shall have that number of votes (identical in every other respect to the voting rights of the holders of the Common Stock of the Corporation or other potential holders of other series of voting Preferred Shares entitled to vote at any Regular or Special Meeting of the Shareholders) equal to five hundred (500) shares of Common Stock for each one (1) share of Series "A" Preferred Stock held.

SECTION 7 – NOTICE OF MEETINGS - The record Holders of the Series "A" Preferred Stock shall be entitled to the same notice of any Regular of Special Meeting of the Shareholders as may or shall be given to the holders of the Common Stock of the Corporation or other potential holders of other series of voting Preferred Shares entitled to vote at such described meetings. No corporate actions requiring majority common shareholder approval or consent may be submitted to a vote of preferred and common shareholders which in anyway precludes the Series "A" Preferred Stock from exercising its voting or consent rights as though it were a common shareholder.

SECTION 8 – USE OF QUORUM PURPOSES - For the purposes of establishing a quorum for any Regular or Special Meeting of the Common shareholders, the Series "A" Preferred Stock shall be included and shall be deemed as the same equivalent of five hundred (500) shares of Common Stock for each one (1) share of Series "A" Preferred Stock held.

SECTION 9 – PROTECTIVE PROVISION - So long as shares of Series "A" Preferred Stock are issued and outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by Nevada law) of the Holders of at least seventy-five (75%) of the then issued and outstanding shares of Series "A" Preferred Stock:

(a) alter or change the rights, preferences, or privileges of the Series "A" Preferred Stock so as to adversely affect the rights held by the holders of any issued and outstanding Series "A" Preferred Stock; or

(b) create any new class or series of capital stock of any kind having a preference over the Series "A" Preferred Stock with respect to the common stock voting rights or increase the size of the authorized number of Series "A" Preferred Stock.

SECTION 10 – CONVERSION INTO COMMON STOCK – The Series "A' Preferred Stock shall not be convertible into the Common Stock of the Corporation.

SECTION 11 – PREFERENCE RIGHTS - Nothing contained herein shall be construed to prevent the Board of Directors of the Corporation from issuing one (1) or more series of Preferred Stock with dividend and/or liquidation preferences senior to the same preferences as set forth for the Series "A" Preferred Stock.

SECTION 12 – ISSUANCE OF SERIES "A" PREFERRED STOCK - As provided by the Corporation's Articles of Incorporation and its bylaws, the Board of Directors may issue from time to time, without prior approval of the common stock holders of the Corporation, issue the Series "A" Preferred Stock as described in this designation.

SECTION 13 – EXTINGUISHMENT OF THE CLASS OF SERIES "A" PREFERRED STOCK – The Series "A" Preferred Stock shall be extinguished and fully cancelled on the books and records of the Corporation five (5) years after the issuance of the same to any holder issued the Series "A" Preferred Stock by the Corporation, or its subsequent assigns or holders thereafter.

IN WITNESS WHEREOF, the following officer of EMPIRE POST MEDIA, INC., hereupon attests and approves this attachment to the "Certificate of Designation" dated February 27, 2020 to be filed with the Nevada Secretary of State pursuant to N.R.S. 781955 ("Certificate of Designation for Nevada Profit Corporations").

William A. Sawyer (President and Sole Director)
EMPIRE POST MEDIA, INC.